   Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

                                                                   Exhibit 10.30


                                LICENSE AGREEMENT

      This Agreement, dated as of the 31st day of December, 1998, is between The Johns Hopkins University, a corporation of the State of Maryland, having a principal place of business at 2024 E. Monument Street, Suite 2-100, Baltimore, MD 21205 (hereinafter referred to as "JHU") and Coulter Cellular Therapies, Inc., a Delaware corporation (hereinafter "CCT"), having an address at 20 Hampden Street, Roxbury, Massachusetts 02119.

                                   WITNESSETH:

      WHEREAS, as a center for research and education, JHU is interested in licensing PATENT RIGHTS (hereinafter defined) and INVENTIONS (hereinafter defined) in a manner that will benefit the public by facilitating the distribution of useful products and the utilization of new methods, but is without capacity to commercially develop, manufacture, and distribute any such products or methods; and

      WHEREAS, valuable inventions entitled "Use of Multivalent Chimeric Peptide-loaded, MHC/Ig Molecules to Detect, Activate or Suppress Antigen-Specific T Cell-Dependent Immune Responses" (JHU Ref. DM-3302), U.S. Provisional Patent Application Serial No. 60/058,573 filed on September 11, 1997 and "Soluble Divalent and Multivalent Heterodimer Analogs of Protein" (JHU DM-3085), U.S. Provisional Patent Application Serial No. 60/014,367 filed on March 28, 1996, U.S. Patent Application, Serial No. 08/828,712 and International PCT Application Serial No. PCT/U597/04694 both filed March 28, 1997 were developed during the course of research conducted by Drs. Jonathan Schneck and Drew Pardoll (all hereinafter, "INVENTORS"); and

      WHEREAS, JHU has acquired through assignment all rights, title and interest, with the exception of certain retained rights by the United States government, in said valuable PATENT RIGHTS and INVENTIONS; and

      WHEREAS, CCT desires to commercially develop, manufacture, use and distribute such products and processes throughout the world; and

      WHEREAS, CCT desires to exclusively license and advance the development of clinically effective technology;

      NOW, THEREFORE, in consideration of the foregoing premises and the following mutual covenants, and other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

                             ARTICLE 1 - DEFINITIONS

      1.1 "PATENT RIGHTS" shall mean (a) the US provisional patent application Serial No. 60/058,573 filed on September 11, 1997 and assigned to JHU entitled "Use of Multivalent Chimeric Peptide-loaded, MHC/Ig Molecules to Detect, Activate or Suppress Antigen-Specific T Cell-Dependent Immune Responses" (JHU DM-3302) and U.S. provisional patent application, Serial Number 60/014,367 filed March 28, 1996 and U.S. patent application Serial Numbers 08/828,712 and PCT/U597/04694 both filed March 28, 1997 and assigned to JHU entitled "Soluble Divalent and Multivalent Heterodimer Analogs of Protein" (JHU DM-3085) (hereinafter the "PATENT APPLICATION"), (b) any invention disclosed and claimed therein, and all continuations, divisions, reissues and extensions based thereon, and any corresponding foreign patent applications, and any patents, patents of addition, or other equivalent foreign patent rights issuing, granted or registered thereon and (c) all new inventions or improvements conceived and or reduced to practice by JHU faculty and employees (solely or jointly with others) while performing Research under the COLLABORATION RESEARCH AGREEMENT and any other existing or future patent, patent application and provisional application claiming either any INVENTION or joint INVENTION that is developed under the COLLABORATIVE RESEARCH AGREEMENT. Improvements made specifically to CCT's proprietary High Density Microparticles ("HDM") by JHU while performing Research shall not be considered PATENT RIGHTS or INVENTIONS and at all times shall vest in CCT, provided, however, that royalty obligations related to PATENT RIGHTS set forth herein shall not decrease because a HDM is used with or attached to materials or utilizes methods covered by PATENT RIGHTS.

      1.2 "LICENSED PRODUCT(S)" means any material, compositions, drug or device including IN VIVO THERAPEUTICS and EX VIVO THERAPEUTICS, or other product, the manufacture, use or sale of which would constitute, but for the license granted to the CCT pursuant to this Agreement, an infringement of a claim of PATENT RIGHTS (infringement shall include, but is not limited to, direct, contributory, or inducement to infringe) and/or utilizing INVENTIONS.

      1.3 "LICENSED SERVICE(S)" means the performance on behalf of a third party of any method including THERAPEUTIC CELL PRODUCT SERVICE or the manufacture of any product or the use of any product or composition which would constitute, but for the license granted to the CCT pursuant to this Agreement, an infringement of a claim of the PATENT RIGHTS, (infringement shall include, but not be limited to, direct, contributory or inducement to infringe) and/or utilizing INVENTIONS.

      1.4 "NET SALES" shall mean gross sales revenues and fees billed by CCT, AFFILIATED COMPANY or CCT's sublicensees to an unaffiliated third party for the sale of LICENSED PRODUCT(S) less trade discounts allowed, refunds, rebates, returns and recalls, sales and use taxes, tariffs, duties and the like, and shipping costs and insurance actually paid by the seller. In the event that CCT, AFFILIATED COMPANY or CCT's sublicensee sells a LICENSED PRODUCT(S) in combination with other ingredients or substances or as part of a kit, the NET SALES for purposes of royalty payments shall be based on the sales revenues and fees received from the entire combination or kit.

      1.5 "NET SERVICE REVENUES" shall mean actual billings for the performance of services by CCT, AFFILIATED COMPANY or CCT's sublicensees, to an unaffiliated third party for the LICENSED SERVICE, less trade discounts allowed, refunds, rebates shipping costs and insurance actually paid by the seller and sales or other use taxes imposed upon and with specific reference to the LICENSED SERVICE.

      1.6 "LICENSED FIELD" shall mean EX VIVO and IN VIVO THERAPEUTIC PRODUCTS and THERPAEUTIC CELL PRODUCT SERVICE for the treatment of cancers and infectious diseases.

      1.7 "AFFILIATED COMPANY" or "AFFILIATED COMPANIES" shall mean any corporation, company, partnership, joint venture or other entity which controls, is controlled by or is under common control with CCT. For purposes of this Paragraph 1.7, control shall mean the direct or indirect ownership of at least fifty-percent (50%) of the voting power of such entity.

      1.8 "EXCLUSIVE LICENSES" shall mean a grant by JHU to CCT of its entire right and interest in the INVENTIONS AND PATENT RIGHTS, subject to rights retained by the United States government in accordance with P.L. 96-517, as amended by P.L. 98-620, and subject to the retained right of JHU to make, have made, provide and use solely for its and The Johns Hopkins Health Systems' non-profit research and education purposes, LICENSED PRODUCT(S) and LICENSED SERVICES.

      1.9 "EFFECTIVE DATE" of this License Agreement shall mean the date set forth in the first paragraph of this Agreement.

      1.10 "COLLABORATIVE RESEARCH AGREEMENT" means that sponsored research agreement between CCT and JHU for the development of the technology licensed herein.

      1.11 "INVENTIONS" shall mean (i) the inventions claimed in the PATENT RIGHTS, (ii) any discovery or invention first conceived or first reduced to practice in the performance of the COLLABORATIVE RESEARCH AGREEMENT and (iii) any other existing discovery or invention made in the field in the performance of the ongoing research program under the direction of the INVENTORS. INVENTIONS shall include discoveries and inventions which are not patentable or patented, including but not limited to, trade secrets or other protectable intellectual property.

      1.12. "COMMERCIAL SALE" shall mean sales to non-affiliated third-party purchasers after FDA or other applicable regulatory approval, with defined prices and support through standard sales promotion activities.

      1.13. "VALID CLAIM" shall mean any issued, unexpired, valid claim or pending claim contained in the PATENT RIGHTS issued within seven (7) years of the filing date of the patent application from which it arose which claim shall not have been invalidated by a court of competent jurisdiction.

                               ARTICLE 2 - GRANTS

      2.1 Subject to the terms and conditions of this Agreement, JHU hereby grants to CCT: a) an EXCLUSIVE LICENSE to make, have made, use, and sell the LICENSED PRODUCT(S) and to provide the LICENSED SERVICE(S) in the United States and worldwide under the PATENT RIGHTS and INVENTIONS in the LICENSED FIELD and
b) a NON-EXCLUSIVE worldwide license to make, have made, use, and sell IN VITRO THERAPEUTIC PREDICTIVE ASSAYS covered by PATENT RIGHTS AND INVENTIONS; provided any such in vitro diagnostic product or service is used in the LICENSED FIELD and only sold in association with IN VIVO THERAPEUTICS, or EX VIVO THERAPEUTICS or used in association with THERAPEUTIC CELL PRODUCT SERVICES covered by this Agreement.

      2.2 CCT may sublicense others under this Agreement and shall provide a copy of each such sublicense agreement to JHU promptly after it is executed. Each sublicense shall be consistent with the terms of this Agreement.

                         ARTICLE 3 - PATENT INFRINGEMENT

      3.1 Each party will notify the other promptly in writing when any infringement by another is uncovered or suspected.

      3.2 CCT shall have the first right to enforce any patent within PATENT RIGHTS against any infringement or alleged infringement thereof, and shall at all times keep JHU informed as to the status thereof. CCT may, in its sole judgment and at its own expense, institute suit against any such infringer or alleged infringer and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof and recover, for its account, any damages, awards or settlements resulting therefrom, subject to Paragraph
3.4. This right to sue for infringement shall not be used in an arbitrary or capricious manner. JHU shall reasonably cooperate in any such litigation at Company's expense and agrees to allow CCT to include JHU as a party in any suit with respect to any infringement.

      3.3 If CCT elects not to enforce any patent within the PATENT RIGHTS, then it shall so notify JHU in writing within six (6) months of receiving notice that an infringement exists, and JHU may, in its sole judgment and at its own expense, take steps to enforce any patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover, for its own account, any damages, awards or settlements resulting therefrom.

      3.4 CCT, at its sole expense, shall have the right but not the obligation to determine the appropriate course of action to enforce PATENT RIGHTS or otherwise abate the infringement thereof in the Field, to take (or refrain from taking) appropriate action to enforce PATENT RIGHTS in the LICENSED FIELD, to control any litigation or other enforcement action in the Field and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to PATENT RIGHTS in the LICENSED FIELD, and shall consider, in good faith, the interests of JHU in so doing and shall at all times keep JHU informed as to the status thereof. If CCT does not, within one hundred twenty
(120) days of receipt of notice from JHU, abate the infringement or file suit to enforce the Licensed Patent Rights against an infringing party, JHU shall have the right to take whatever action it deems appropriate to enforce the Licensed Patent Rights; provided, however that, within thirty (30) days after receipt of notice of JHU's intent to such suit, CCT shall have the right to jointly prosecute such suit and to fund up to one-half (1/2) the costs

   Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

of such suit. The party controlling any such enforcement action shall not settle the action or otherwise consent to an adverse judgment in such action that diminished the rights or interests of the non-controlling party without the prior written consent of the other party. All monies recovered upon the final judgment or settlement of any such suit controlled by JHU to enforce the PATENT RIGHTS in the LICENSED FIELD shall be shared, after reimbursement of expenses, non-punitive damages net legal fees and out-of-pocket costs of the action to each party, on an equal basis by JHU and CCT. In the event of a recovery by CCT as a result of an action brought solely at CCT's expense, compensatory (i.e. non-punitive damages net of legal fees and out-of-pocket costs of the action) for a royalty-bearing product described under Paragraph 4.4, CCT shall pay to JHU the applicable royalty rate on infringing net sales. Infringing net sales shall be determined by and calculated from the amount of infringing sales on which the award of compensatory damages is based. With respect to any recovery of punitive damages with respect to royalty-bearing products, CCT shall pay to JHU an amount equal to 15% thereof. Notwithstanding the foregoing, JHU and CCT shall fully cooperate with each other in the planning and execution of any action to enforce the Licensed Patent Rights.

                        ARTICLE 4 - PAYMENTS AND ROYALTY

      4.1 CCT will reimburse JHU for the reasonable costs of preparing, filing, maintaining and prosecuting PATENT RIGHTS in the United States, Canada, Japan, Australia, New Zealand, South Korea and the countries of the European Union. CCT shall reimburse JHU within thirty (30) days of receipt of invoice from JHU. CCT will be notified, in advance, of the filing and prosecution of all patents and patent applications. Upon JHU licensing to one or more third parties for other fields of use in any of the aforementioned countries, CCT will receive a prorated reimbursement of patent expenses for such countries pertaining to PATENT RIGHTS that have been incurred up to said time, and from that time forward future patent costs will be prorated.

      4.2(a) CCT shall pay to JHU within thirty (30) days of the EFFECTIVE DATE of this Agreement a nonrefundable processing fee of ** Dollars ($**) and
(b)

   Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

on the ninetieth day after the EFFECTIVE DATE, unless CCT has terminated this Agreement pursuant to Section 6.6(b), CCT shall pay a nonrefundable initial licensing fee of ** Dollars ($**). These payments are nonrefundable and shall not be credited against royalties or other fees.

      4.3 CCT shall pay to JHU a Five Thousand dollar ($5,000) annual maintenance fee due within thirty (30) days of each anniversary of the EFFECTIVE DATE of this Agreement. Such fees are nonrefundable and shall not be credited against royalties or other fees.

      4.4 CCT shall pay to JHU, as a running royalty, for each LICENSED PRODUCT sold, and for each LICENSED SERVICE provided, by CCT, AFFILIATED COMPANIES and Sublicensees, ** percent (**%) of NET SALES of IN VIVO THERAPEUTIC(S) and IN VITRO THERAPEUTIC PREDICTIVE ASSAYS covered by a VALID CLAIM of PATENT RIGHTS and ** percent (**%) of NET SALES on EX VIVO THERAPEUTIC(S) covered by a VALID CLAIM of PATENT RIGHTS and ** percent (**%) of NET SERVICE REVENUES for THERAPEUTIC CELL PRODUCT SERVICE(S) covered by a VALID CLAIM of PATENT RIGHTS for the term of this Agreement. Any LICENSED PRODUCT or LICENSED SERVICE that is not an EX VIVO THERAPEUTIC or THERAPEUTIC CELL PRODUCT SERVICE and is covered by a VALID CLAIM of PATENT RIGHTS shall be subject to the **% royalty payment. As used above NET SALES for an EX VIVO THERAPEUTIC shall mean an entire kit or system including components for extracting, growing and harvesting cells requiring use of other technology (devices). NET SALES shall be calculated based on the entire kit or system. As used above, NET SALES for a THERAPEUTIC CELL PRODUCT SERVICE shall include the entire service performed by CCT or an Affiliate or Sublicensee to extract, grow and harvest cells. NET SALES shall be calculated based on the entire service. The Royalty rates as used above shall be flat royalties not reducible by third party royalty fees. Such payments shall be made quarterly as provided in Paragraph 4.6

      4.5 CCT shall pay to JHU the following milestone payments (not creditable against earned royalty) within thirty (30) days of the events indicated below:

   Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

      Milestone payments shall be made on the occurrence of the following events:

             Event                                           Payment
             -----                                           -------

Issuance of the **                                  ** Dollars ($**)

Issuance of the **                                  ** Dollars ($**)

First **                                            ** Dollars ($**)

First **                                            ** Dollars ($**)

      4.6 CCT shall provide to JHU within forty-five (45) days of the end of each March, June, September and December after the EFFECTIVE DATE of this Agreement, a written report to JHU of the amount of LICENSED PRODUCTS sold, and LICENSED SERVICES sold, the total NET SALES and NET SERVICE REVENUES of such LICENSED PRODUCTS and LICENSED SERVICES, and the running royalties due to JHU as a result of NET SALES and NET SERVICE REVENUES by CCT, AFFILIATED COMPANIES and sublicensees thereof. Payment of any such royalties due shall accompany such report. Until CCT, an AFFILIATED COMPANY or a sublicensee has achieved a first COMMERCIAL SALE of a LICENSED PRODUCT and received FDA market approval, a report shall be submitted at the end of every June and December after the

EFFECTIVE DATE of this Agreement and will include a full written report describing CCT's, AFFILIATED COMPANIES' or sublicensees' technical efforts towards meeting the milestones in Article 6.

      4.7 CCT shall make and retain, for a period of three (3) years following the period of each report required by Paragraph 4.6, true and accurate records, files and books of account containing all the data reasonably required for the full computation and verification of sales and other information required in Paragraph 4.6. Such books and records shall be in accordance with generally accepted accounting principles consistently applied. CCT shall permit the inspection and copying of such records, files and books of account by JHU or its agents during regular business hours upon ten (10) business days notice to CCT. Such inspection shall not be made more than once each calendar year. All costs of such inspection and copying shall be paid by JHU, provided that if any such inspection shall reveal that an error has been made in the amount equal to five percent (5%) or more of such payment, such costs shall be borne by CCT. CCT shall include in any agreement with its AFFILIATED COMPANIES or its sublicensees which permits such party to make, use or sell the LICENSED PRODUCT(S) or provide LICENSED SERVICES, a provision requiring such party to retain records of sales of LICENSED PRODUCT(S) and records of LICENSED SERVICES and other information as required in Paragraph 4.6 and permit JHU to inspect such records as required by this Paragraph 4.7.

      4.8 In order to insure JHU the full royalty payments contemplated hereunder, the Company agrees that in the event any LICENSED PRODUCT shall be sold to an AFFILIATED COMPANY or sublicensee or to a corporation, firm or association with which CCT shall have any agreement, understanding or arrangement with respect to consideration (such as, among other things, an option to purchase stock or actual stock ownership, or an arrangement involving division of profits or special rebates or allowances) the royalties to be paid hereunder for such LICENSED PRODUCTS shall be based upon the greater of: 1) the net selling price at which the purchaser of LICENSED PRODUCTS resells such product to the end user, 2) the net service revenue received from using the LICENSED

PRODUCT in providing a service, 3) the fair market value of the LICENSED PRODUCT or 4) the net selling price of LICENSED PRODUCTS paid by the purchaser to CCT.

      4.9 All payments under this Agreement shall be made in U.S. Dollars.

      4.10 Stock Participation - CCT will grant JHU an option to purchase 250,000 Common Shares of Coulter Cellular Therapies, Inc. at an exercise price of no more than $0.20 per share. The Stock Option will vest according to the Vesting Schedule ("Appendix A"). JHU shall have 10 years from the EFFECTIVE DATE of this Agreement in which to exercise such Stock Option

             ARTICLE 5 - PATENT RIGHTS AND CONFIDENTIAL INFORMATION

      5.1 JHU, at CCT's expense, (subject to pro rata reimbursement and allocation of expenses as provided in Paragraph 4.1), shall file, prosecute and maintain all patents and patent applications specified under PATENT RIGHTS upon request and authorization of CCT and CCT shall be licensed thereunder. Title to all such patents and patent applications shall reside in JHU. Except as otherwise provided herein, JHU shall have full and complete control over all patent matters in connection therewith under the PATENT RIGHTS. JHU shall consult with CCT, and shall reasonably respond to CCT's requests regarding the handling of such patent matters. CCT will provide payment authorization to JHU at least one (1) month before an action is due, provided that CCT has received timely notice of such action from JHU. Failure to provide authorization can be considered by JHU as a CCT decision not to authorize an action upon further notice by JHU. In any country where the CCT elects not to have a patent application filed or not to pay expenses associated with filing, prosecuting, or maintaining a patent application or patent, JHU may file, prosecute, and/or maintain a patent application or patent at its own expense and for its own exclusive benefit and CCT thereafter shall not be licensed under such patent or patent application, provided, however, that CCT shall have the first right to negotiate a license in such countries.

      5.2 CCT agrees that all packaging containing individual LICENSED PRODUCT(S) sold by CCT, AFFILIATED COMPANIES and sublicensees of CCT will be marked with the number of the applicable patent(s) licensed hereunder in accordance with each country's patent laws.

      5.3 If necessary, the parties will exchange information which they consider to be confidential (hereinafter "CONFIDENTIAL INFORMATION"). The recipient of such information agrees to accept the disclosure of said information which is marked or stated as confidential at the time it is provided to the recipient, and to employ all reasonable efforts to maintain the information secret and confidential, such efforts to be no less than the degree of care employed by the recipient to preserve and safeguard its own CONFIDENTIAL INFORMATION. The information shall not be disclosed or revealed to anyone except employees of the recipient who have a need to know the information and who have entered into a secrecy agreement with the recipient under which such employees are required to maintain confidential the proprietary information of the recipient and such employees shall be advised by the recipient of the confidential nature of the information and that the information shall be treated accordingly. The recipient's obligations under this Paragraph 5.3 shall not extend to any part of the information:

      a. that can be demonstrated to have been in the public domain or publicly known and readily available to the trade or the public prior to the date of the disclosure; or

      b. that can be demonstrated, from written records to have been in the recipient's possession or readily available to the recipient from another source not under obligation of secrecy to the disclosing party prior to the disclosure; or

      c. that becomes part of the public domain or publicly known by publication or otherwise, not due to any unauthorized act by the recipient; or

      d. that is demonstrated from written records to have been developed by or for the receiving party without reference to CONFIDENTIAL INFORMATION disclosed by the disclosing party.

The obligations of this Paragraph 5.3 shall also apply to AFFILIATED COMPANIES and/or Sublicensees provided such information by CCT. JHU's, CCT's, AFFILIATED COMPANIES, and Sublicensees' obligations under this Paragraph 5.3 shall extend until five (5) years after the termination of this Agreement.

                  ARTICLE 6 - TERM, MILESTONES AND TERMINATION

      6.1 This Agreement shall expire in each country on the date of expiration of the last to expire VALID CLAIM of a patent included within PATENT RIGHTS in that country. At the expiration of this license in any country, CCT shall have a fully paid up license to the PATENT RIGHTS and INVENTIONS with respect to such country and no further royalties shall be paid with respect to such country under this Agreement.

      6.2 CCT shall exercise commercially reasonable efforts to develop, seek registration and sell the LICENSED PRODUCT(S) and LICENSED SERVICE(S) based on the PATENT RIGHTS and using good scientific judgement. To this end, JHU and CCT shall reasonably endeavor to meet the milestones as defined in the COLLABORATIVE RESEARCH AGREEMENT, and incorporated herein by reference as Appendix B (hereinafter "RESEARCH MILESTONES"). If at any time during the term of this Agreement either party believes that the other party has failed to exercise reasonable efforts timely meet any milestone set forth in the RESEARCH MILESTONES, such party shall give notice to the other party specifically detailing such failure. Such party shall be given a reasonable amount of time, not to exceed 180 days, to cure any such failure. If such failure is not thereafter cured in such time or there is a dispute as to any milestone, then the parties hereby agree to submit the matter to CCT's President and JHU's Director, Office of Technology Licensing, for discussions concerning such matter. If, after a period of ninety days, the parties are unable to resolve the matter, then either may terminate this Agreement upon notice to the other, provided, however, that no party shall have the right to terminate this Agreement if the failure of the other party is due to the terminating party's own action or inaction or circumstances within the terminating party's own control.

      6.3 After FDA or other applicable regulatory approval in a relevant country listed under Paragraph 4.1, CCT shall exercise commercially reasonable efforts to market a product included in LICENSED PRODUCTS in such country. CCT shall also use commercially reasonable efforts to develop other LICENSED PRODUCTS in the LICENSED FIELD suitable for different indications, so that the PATENT RIGHTS can be commercialized in the LICENSED FIELD as broadly and as speedily as good scientific and business judgment would deem possible.

      6.4 After clinical or other evidence, provided in writing by JHU, to CCT, demonstrates the commercial and technical practicality of a particular therapeutic application in the LICENSED FIELD which is not being developed or commercialized by CCT, CCT shall either provide JHU with a reasonable development plan and start development or attempt to reasonably sublicense the technology for the particular therapeutic application to a third party. If within six (6) months of such notification by JHU, CCT has not initiated such development efforts or initiated efforts to sublicense that particular therapeutic application, JHU may upon thirty (30) days notice terminate this license for such particular therapeutic application. This Paragraph 6.4 shall not be applicable if CCT reasonably demonstrates to JHU that commercializing such LICENSED PRODUCT(S) or granting such a sublicense would have a potentially adverse commercial effect upon marketing or sales of the LICENSED PRODUCTS developed and being sold by CCT.

      6.5 Upon breach or default of any of the terms and conditions of this Agreement, the defaulting party shall be given notice of such default and a period of sixty (60) days after receipt of such notice to correct the default or breach. If the default or breach is not corrected within said sixty (60) day period, the party not in default shall have the right to terminate this Agreement.

      6.6 (a) CCT may terminate this Agreement and the license granted herein, for any reason, upon giving JHU sixty (60) days notice.

          (b) Notwithstanding section 6.6(a), CCT may terminate this agreement upon notice to JHU at any time within ninety (90) days after the EFFECTIVE DATE without any cost or penalty to JHU, including without limitation any costs relating to patents or any RESEARCH MILESTONES.

      6.7 Termination shall not affect JHU's right to recover unpaid royalties or fees or reimbursement for patent expenses and other uncancelable obligations incurred pursuant to Paragraph 4.1 prior to termination. Upon termination, all rights in and to the licensed technology shall revert to JHU at no cost to JHU.

                   ARTICLE 6A - REPRESENTATIONS AND WARRANTIES

      6A.1 JHU represents to CCT that as of the EFFECTIVE DATE:

      (a) Except for any rights of the United States of America as set forth in Public Laws 96-517 and 98-620, JHU is the owner of the entire right, title and interest in and to the PATENT RIGHTS;

      (b) JHU has not assigned, transferred, licensed, pledged or otherwise encumbered the PATENT RIGHTS or the INVENTIONS to any other entity or individual that would restrict the rights granted to CCT hereunder in any way;

      (c) JHU has full power and authority to enter into this Agreement and to grant the EXCLUSIVE LICENSES granted to CCT hereunder;

      6A.2. CCT represents and warrants to JHU that:

      (a) CCT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted; and

      (b) All corporate action on the part of CCT, its officers and directors necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of CCT hereunder has been taken, and this Agreement constitutes a valid legally binding obligation of CCT.

                            ARTICLE 7 - MISCELLANEOUS

      7.1 All notices pertaining to this Agreement shall be in writing and sent certified mail, return receipt requested, to the parties at the following addresses or such other address as such party shall have furnished in writing to the other party in accordance with this Paragraph 7.1:

FOR JHU:                 Howard Califano, Esq.
                         Assistant Dean and Director
                         Office of Technology Licensing
                         The Johns Hopkins University
                         School of Medicine
                         2024 E. Monument St., Suite. 2-100
                         Baltimore, MD 21205

FOR CCT:                 Vice President, Business Development
                         20 Hampden Street
                         Roxbury, MA 0211.9

      7.2 All written progress reports, royalty and other payments, and any other related correspondence shall be in writing and sent to:

FOR JHU:     Howard Califano, Esq.
             Assistant Dean and Director,
             Office of Technology Licensing
             The Johns Hopkins University
             School of Medicine
             2024 E. Monument St., Suite. 2-100
             Baltimore, MD 21205
or such other addressee which JHU may designate in writing from time to time. Checks are to be made payable to "The Johns Hopkins University".

      7.3 This Agreement is binding upon and shall inure to the benefit of JHU, CCT and their successors and assignees and shall not be assignable to another party without the written consent of the other party, which consent shall not be unreasonably withheld, except that CCT shall have the right to assign this Agreement to another party without the consent of JHU in the case of the sale or transfer by CCT of all, or substantially all, of its assets relating to the LICENSED PRODUCT or LICENSED SERVICE, to that party.

      7.4 In the event that any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement, or over any of the parties hereto to be invalid, illegal or unenforceable, such provision or provisions shall be reformed to approximate as nearly as possible the intent of the parties, and if unreformable, shall be divisible and deleted in such jurisdictions; elsewhere, this Agreement shall not be affected.

      7.5 The construction, performance, and execution of this Agreement shall be governed by the laws of the State of Maryland.

      7.6 CCT shall not use the name of THE JOHNS HOPKINS UNIVERSITY or THE JOHNS HOPKINS HEALTH SYSTEM or any of its constituent parts, such as the Johns Hopkins Hospital or any contraction thereof or the name of INVENTORS of PATENT RIGHTS in any advertising, promotional, sales literature or fundraising documents without prior written consent from an officer of JHU unless required by law, any such consent not to be unreasonably withheld or delayed. CCT shall allow at least seven (7) business days notice of any proposed public disclosure for JHU's review and comment or to provide written consent.

      7.7 JHU does not warrant the validity of any patents or that practice under such patents shall be free of infringement. EXCEPT AS EXPRESSLY SET FORTH IN THIS PARAGRAPH 7.7, AND IN SECTION 6A.1, CCT, AFFILIATED COMPANIES AND SUBLICENSEES AGREE THAT THE PATENT RIGHTS ARE PROVIDED "AS IS", AND THAT JHU MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF LICENSED PRODUCT(S) AND LICENSED SERVICES INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY. EXCEPT AS SET FORTH IN SECTION 6A.1, JHU DISCLAIMS ALL WARRANTIES WITH REGARD TO PRODUCT(S) AND SERVICES LICENSED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, JHU ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON THE PART OF JHU AND INVENTORS, FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL, AND CONSEQUENTIAL DAMAGES, ATTORNEYS' AND EXPERTS' FEES, AND COURT COSTS (EVEN IF JHU HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE, OR SALE OF THE LICENSED PRODUCT(S) AND LICENSED SERVICES UNDER THIS AGREEMENT. CCT, AFFILIATED COMPANIES AND SUBLICENSEES ASSUME ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY A PRODUCT AND SERVICE MANUFACTURED, USED, OR SOLD BY CCT, ITS SUBLICENSEES AND AFFILIATED COMPANIES WHICH IS A LICENSED PRODUCT OR LICENSED SERVICE AS DEFINED IN THIS AGREEMENT.

      7.8 JHU and the INVENTORS of LICENSED PRODUCT(S) and LICENSED SERVICES will not, under the provisions of this Agreement or otherwise, have control over the manner in which CCT or its AFFILIATED COMPANIES or its sublicensees or those operating for its account or third parties who purchase LICENSED PRODUCT(S) or LICENSED SERVICES from any of the foregoing entities, practice the inventions of

LICENSED PRODUCT(S) and LICENSED SERVICES. CCT shall defend and hold JHU, The Johns Hopkins Health Systems, their present and former trustees, officers, INVENTORS of PATENT RIGHTS, agents, faculty, employees and students harmless as against any judgments, fees, expenses, or other costs arising from or incidental to any product liability or other lawsuit, claim, demand or other action brought as a consequence of the practice of said inventions by any of the foregoing entities, whether or not JHU or said INVENTORS, either jointly or severally, is named as a party defendant in any such lawsuit. Practice of the inventions covered by LICENSED PRODUCT(S) and LICENSED SERVICES, by an AFFILIATED COMPANY or an agent or a sublicensee or a third party on behalf of or for the account of CCT or by a third party who purchases LICENSED PRODUCT(S) and LICENSED SERVICES from CCT, shall be considered CCT's practice of said inventions for purposes of this Paragraph 7.8. The obligation of CCT to defend and indemnify as set out in this Paragraph 7.8 shall survive the termination of this Agreement.

      7.9 Prior to initial human testing or first commercial sale of any LICENSED PRODUCT or LICENSED SERVICE as the case may be in any particular country, CCT shall establish and maintain, in each country in which CCT, an AFFILIATED COMPANY or Sublicensee shall test or sell LICENSED PRODUCT(S) and LICENSED SERVICES, product liability or other appropriate insurance coverage appropriate to the risks involved in marketing LICENSED PRODUCT(S) and LICENSED SERVICES and will annually upon request present evidence to JHU that such coverage is being maintained. Upon JHU's request, CCT will furnish JHU with a Certificate of Insurance of each product liability insurance policy obtained and agrees to increase or change the kind of insurance pertaining to the LICENSED PRODUCT(S) and LICENSED SERVICES, within reasonable commercial limits, at the request of JHU. JHU shall be listed as an additional insured in CCT's said insurance policies.

      7.10 The parties agree to use good faith efforts to collaborate on joint publications. In any case, the publishing party shall provide any proposed publications to the other party thirty (30) days prior to submission to a journal or any public disclosure. The non-publishing party shall have such thirty (30) day period to identify any CONFIDENTIAL

INFORMATION or potentially patentable information and provide comments to the publishing party. Upon the request of the non-publishing party, the publishing party agrees to delay submission for a ninety (90) days to allow for the filing of any relevant patent applications. In accordance with scientific custom, the publishing party agrees to note the contributions of the non-publishing party through acknowledgment or co-authorship, as appropriate.

      7.11 This Agreement and the COLLABORATIVE RESEARCH AGREEMENT constitute the entire understanding between the parties with respect to the obligations of the parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, writings, and discussions between the parties relating to said subject matter.

      7.12 This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by the authorized officials of the parties or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of any other condition or term.

      7.13 This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

      7.14 Upon termination of this Agreement for any reason, Paragraphs 5.3, 6.7, 7.6, 7.7 and 7.8 and 7.9 shall survive termination of this Agreement.

      IN WITNESS WHEREOF the respective parties hereto have executed this Agreement by their duly authorized officers.


THE JOHNS HOPKINS UNIVERSITY                 COULTER CELLULAR
                                             THERAPIES, INC.


By    /s/ Bart Chernow                       By   /s/ Walter C. Ogier
      --------------------------------            ------------------------------
      Bart Chernow, M.D.                          Walter C. Ogier
      Vice Dean for Research & Technology         President and CEO
      Prof. of Med., Anesthesiology &
      Critical Care


Date: Jan. 27, 1999                          Date December 28, 1998
      --------------------------------            ------------------------------


      I have read and agree to abide by the terms of this Agreement.


By    /s/ Jonathan Schneck
      --------------------------------
      Dr. Jonathan Schneck


Date: 1/28/99
      --------------------------------


By    /s/ Drew Pardoll
      --------------------------------
      Dr. Drew Pardoll


Date: Jan. 28, 1999
      --------------------------------

   Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

                                   APPENDIX A
                                Vesting Schedule

                                Percentage             Number
                                of Shares              of Shares
                                ---------              ---------

Common Share Total                                     250,000

Vesting Milestones

Issuance of first U.S. Patent       20%                 50,000

Issuance of first European
Patent                              20%                 50,000

Initiation of a Phase I
Human Clinical Trial                20%                 50,000

First U.S. Commercial Sale          20%                 50,000

First E.U. Commercial Sale          20%                 50,000

                                   APPENDIX B

                               Research Milestones

   Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

Feasibility Phase **

JHU to transfer ** to CCT, together with ancillary technology as appropriate

CCT to perform laboratory evaluation of ** as therapeutic agents

CCT to determine appropriate ** for therapeutic products

CCT and JHU to agree to ** and disease targets for development

CCT and JHU to identify ** highest priority disease targets

JHU to develop ** highest priority disease targets

CCT and JHU to engineer a **

CCT and JHU to develop work plan for Development Phase

Development Phase **

JHU to transfer ** highest priority disease targets

CCT to develop ** for highest priority disease target

CCT to produce ** for highest priority disease target

JHU to develop necessary ** for highest priority disease target

CCT to develop ** for highest priority disease target

JHU to initiate development of the ** disease target

CCT and JHU to develop work plan for Optimization Phase

   Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

Optimization Phase **

JHU to test ** for highest priority disease target

CCT to produce ** for highest priority disease target

JHU to test ** highest priority disease target

JHU and CCT to develop ** for highest priority disease target

CCT to develop ** disease target

CCT to produce ** disease target

JHU to develop ** disease target

JHU to transfer ** disease target

JHU to develop ** disease target

CCT and JHU to develop work plan for Preclinical Phase

Preclinical Phase **

CCT to produce ** for highest priority disease target

CCT and JHU to test ** for highest priority disease target

CCT and JHU to ** for highest priority disease target

CCT and JHU to prepare and submit ** for highest priority disease target

CCT to produce ** disease target

JHU to test ** disease target

CCT to develop ** disease construct

JHU to develop and transfer ** disease target

CCT and JHU to develop work plan for Clinical Phase

Clinical Phase **

JHU to initiate ** for highest priority disease target

CCT to produce ** disease target

JHU and CCT to develop ** disease target

   Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

CCT and JHU to test ** disease target

CCT and JHU to ** disease target

CCT to produce ** disease target

CCT and JHU to agree to appropriate ** and disease states for development

CCT and JHU to initiate **